Exhibit 99.1

FOXHOLLOW TECHNOLOGIES REPORTS SECOND QUARTER REVENUE

INCREASES 68 PERCENT TO $48.2 MILLION

COMPANY ANNOUNCES FIRST PROFITABLE QUARTER

REDWOOD CITY, Calif., August 2, 2006—FoxHollow Technologies, Inc. (Nasdaq: FOXH), which manufactures and markets the SilverHawk™ Plaque Excision Systems—a minimally invasive device for the treatment of peripheral artery disease (PAD)—today reported results for the second quarter and first half of fiscal 2006.

For the quarter ended June 30, 2006, the company reported revenue of $48.2 million, a 68 percent increase over revenue of $28.7 million in the same period a year ago. Revenue for the second quarter of 2006 included $48.0 million of product revenue and $216,000 of research collaboration revenue related to the company’s partnership with Merck & Co., Inc. This compares with first quarter revenue of $44.6 million from product sales and $2.1 million in research collaboration revenue. As discussed previously, the company anticipated the decline in research collaboration revenue during the second quarter, related to the timing of patient enrollment in clinical studies.

FoxHollow reported net income of $532,000, or $0.02 per diluted share, which marks the company’s first profitable quarter. The company reported a net loss of $3.4 million, or $0.15 per share, in the second quarter of 2005. Included in these results are non-cash, stock-based compensation expenses of $2.9 million, or $0.12 per share in the second quarter of 2006, and $1.9 million, or $0.08 per share, in the second quarter of 2005. Net income, excluding stock-based compensation, was $3.4 million, or $0.13 per diluted share, in the second quarter of 2006. The company reported a gross margin on product sales of 78 percent in the second quarter of 2006 versus 69 percent in the second quarter a year ago. A reconciliation of GAAP and non-GAAP operating results is provided below.

“This was a milestone quarter for FoxHollow for a number of reasons, including our first quarter of profitability on a GAAP basis. Our financial performance speaks to increased adoption of the SilverHawk and growing confidence in the medical community that plaque excision is a valuable and important addition to the treatment options for PAD,” noted Dr. John Simpson, who was named chief executive officer during the second quarter.

“In addition, we realized important accomplishments in our product development programs. We have now launched the MiniHawk, a downsized version of the SilverHawk, which is designed to treat very small arteries in the lower leg and foot. These arteries can be hard to access with standard sized devices but are often very important for foot salvage, so I expect the MiniHawk to move us closer to our ultimate goal of minimizing amputations at all levels. I am also pleased to announce we have completed working prototypes of the NightHawk, a plaque excision system that includes intravascular imaging capabilities. We have used the NightHawk in experimental models with very good success and remain on track to use this product in patients by the end of the year,” Dr. Simpson added.

In the second quarter, the company also initiated enrollment in its SWIFT study, which will provide third-party analysis of the six and twelve month outcomes data for a new 100 patient registry. The company also expects to begin patient enrollment in its PROOF trial during the fourth quarter. This study will randomize 400 patients with critical limb ischemia to either the SilverHawk or surgical bypass, which is currently considered the standard of care within the vascular surgery community. Patients will be followed for five years post-procedure, with the primary study endpoint being amputation-free survival. The study will also measure ten additional endpoints, such as limb salvage, quality of life, re-intervention rates and costs.

Regarding the company’s biologics group and business development activities, Duke Rohlen, the company’s president of strategic operations, commented, “Our collaboration with Merck continues to go very well. The early results from Merck’s plaque analysis are consistent with what was predicted based on the biopsy experience in cancer tumors that dates back decades—that there is valuable information in the tissue taken from the diseased areas. We are hitting or exceeding our collective initial objectives and have received positive feedback from Merck on the value they are receiving from the collaboration. We also continue to have discussions regarding other potential biologics-related opportunities that do not conflict with our Merck collaboration, as well as several opportunities to acquire or license complementary device technologies.”

For the first six months of 2006, FoxHollow reported revenue of $94.8 million versus revenue of $50.2 million in the same period a year ago. The company reported a net loss of $14.1 million, or $0.57 per share in the first six months of 2006, versus a net loss of $10.0 million, or $0.44 per share, in the same period a year ago. FoxHollow reported net income excluding stock-based compensation, of $3.6 million, or $0.14 per diluted share, in the first six months of 2006, versus a loss of $6.3 million, or $0.28 per share, in the first six months of 2005. A reconciliation of GAAP and non-GAAP operating results is provided below.

Guidance for the Third Quarter and Fiscal 2006

FoxHollow expects revenue of $53-$55 million for the third quarter of 2006, including approximately $4.0 million of revenue related to the company’s biologics program. The company expects earnings per diluted share of $0.10-$0.15 for the third quarter. This includes stock-based compensation of approximately $3.0 million, or $0.11 per share. Diluted earnings per share excluding stock-based compensation, or non-GAAP earnings per diluted share, are expected to be in the range of $0.21-$0.26.

For the full year 2006, the company expects revenue of $210-$214 million, including approximately $10-$12 million in biologics revenue. The company is expecting a loss per share of $0.22-$0.07. This includes stock-based compensation of approximately $24 million, or $0.92 per share. Non-GAAP earnings per diluted share are expected to be in the range of $0.70-$0.85. A reconciliation of the company’s financial guidance for GAAP and non-GAAP earnings per diluted share is as follows:

	Three Months Ended September 30, 2006	Year Ending December 31, 2006
Projected GAAP earnings (loss) per diluted share	$0.10 - $0.15	$(0.22) - $(0.07)
Add: Stock-based compensation expense	0.11	0.92

Projected non-GAAP earnings per diluted share	$0.21 - $0.26	$0.70 - $0.85

The company noted that stock-based compensation expense for both the third quarter and full year 2006 could vary significantly, depending on the price of the company’s stock and future stock grant practices, as well as other factors.

Conference Call

The company will hold a conference call today at 2 p.m., Pacific Time (5 p.m., Eastern Time). The teleconference can be accessed via the investor relations section of the company’s website at http://investor.foxhollowtech.com/, or by calling 888-889-5602 (domestic) or 973-582-2734 (international). Please dial in or access the website 10-15 minutes prior to the beginning of the call. A replay of the conference call will be available four hours after the conference call concludes through 12 a.m., Eastern Time, August 16, 2006, by dialing 877-519-4471, or 973-341-3080 (international), passcode 7673722. An online archive of the webcast will be available for a minimum of two months by accessing the investor relations portion of the company’s website at http://investor.foxhollowtech.com/.

About FoxHollow Technologies

FoxHollow Technologies, Inc., develops and markets minimally invasive plaque excision devices for the treatment of peripheral artery disease (PAD). An estimated 12 million people in the United States are thought to suffer from PAD, with 2.5 million patients currently diagnosed. PAD results from plaque that accumulates in the arteries and blocks blood flow in the legs. These blockages can result in severe pain for patients and very limited physical mobility. The company’s SilverHawk System is a minimally invasive method of removing the obstructive plaque and restoring blood flow to the legs and feet. For more information, please visit our website at http://www.foxhollowtech.com.

Use of Non-GAAP Financial Measures

FoxHollow management believes that in order to properly understand FoxHollow’s short-term and long-term financial trends, investors may wish to consider the impact of certain charges. These charges result from facts and circumstances that vary in frequency and/or impact on continuing operations. In addition, FoxHollow management uses results of operations before certain charges to evaluate the operational performance of the company and as a basis for strategic planning. Investors should consider these non-GAAP measures in addition to, and not as a substitute for, financial performance measures in accordance with GAAP.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Statements in this press release regarding FoxHollow’s business that are not historical facts may be “forward-looking statements” that involve risks and uncertainties. Specifically, statements regarding the company’s financial guidance for the third quarter and full year 2006, future revenue and profit from the Merck collaboration and other business development transactions and expectations regarding future product releases and enrollment in clinical trials are forward-looking statements involving risks and uncertainties. FoxHollow’s second quarter 2006 financial results, as discussed in this release, are preliminary and unaudited, and subject to adjustment. Forward-looking statements are based on management’s current, preliminary expectations and are subject to risks and uncertainties, which may cause FoxHollow’s results to differ materially from the statements contained herein. The potential risks and uncertainties that could cause actual results to differ from the results predicted are included under the caption, “Factors Affecting Future Operating Results,” in “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” in our most recent quarterly report on Form 10-Q for the quarter ended March 31, 2006, filed with the SEC on May 9, 2006, and available on our investor relations website at http://www.foxhollowtech.com and on the SEC’s website at http://www.sec.gov. Undue reliance should not be placed on forward-looking statements, which speak only as of the date they are made. FoxHollow undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date there were made, or to reflect the occurrence of unanticipated events.

Contacts:

Matt Ferguson

Chief Financial Officer

650-421-8449

investorrelations@foxhollowtech.com

Robin Gaffney

Media Relations

650-421-8614

rgaffney@foxhollowtech.com

FOXHOLLOW TECHNOLOGIES, INC.

CONDENSED BALANCE SHEETS

(in thousands)

(unaudited)

	June 30, 2006	December 31, 2005
Assets
Current assets:
Cash and cash equivalents	$24,140	$24,249
Short-term investments	41,661	35,666
Accounts receivable, net	25,073	21,831
Inventories	13,463	15,607
Prepaid expenses and other current assets	1,583	1,846

Total current assets	105,920	99,199

Property and equipment, net	8,700	8,442
Other assets	568	564

Total assets	$115,188	$108,205

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$6,610	$7,072
Accrued liabilities	12,125	11,163
Deferred revenue	3,926	6,206

Total liabilities	22,661	24,441

Stockholders’ equity:
Common stock	25	24
Additional paid-in capital	195,214	178,011
Deferred stock-based compensation	(3,469)	(9,066)
Other comprehensive loss	(31)	(99)
Accumulated deficit	(99,212)	(85,106)

Total stockholders’ equity	92,527	83,764

Total liabilities and stockholders’ equity	$115,188	$108,205

FOXHOLLOW TECHNOLOGIES, INC.

CONDENSED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
Revenue:
Product	$47,951	$28,724	$92,534	$50,202
Research collaboration	216	—	2,280	—

Net revenue	48,167	28,724	94,814	50,202

Costs and expenses:
Product	10,578	8,863	21,735	17,754
Research collaboration	708	—	1,828	—
Research and development	4,818	2,513	8,909	4,922
Selling, general and administrative	32,222	21,272	77,738	38,392

Total costs and expenses	48,326	32,648	110,210	61,068

Loss from operations	(159)	(3,924)	(15,396)	(10,866)

Interest and other income and expense, net	691	482	1,290	901

Net income (loss)	$532	$(3,442)	$(14,106)	$(9,965)

Net income (loss) per common share:
Basic	$0.02	$(0.15)	$(0.57)	$(0.44)

Diluted	$0.02	$(0.15)	$(0.57)	$(0.44)

Weighted-average number of shares used in per common share calculations:
Basic	24,847	22,711	24,581	22,527

Diluted	25,807	22,711	24,581	22,527

Reconciliation of GAAP and Non-GAAP Operating Results (unaudited, in thousands, except per share amounts)

	Three Months Ended June 30, 2006			Three Months Ended June 30, 2005
	GAAP	Adjustments [1]	Non-GAAP	GAAP	Adjustments [1]	Non-GAAP
Revenue:
Product	$47,951	$—	$47,951	$28,724	$—	$28,724
Research collaboration	216	—	216	—	—	—

Net revenue	48,167	—	48,167	28,724	—	28,724

Costs and expenses:
Product	10,578	(312)	10,266	8,863	(126)	8,737
Research collaboration	708	—	708	—	—	—
Research and development	4,818	(547)	4,271	2,513	(408)	2,105
Selling, general and administrative	32,222	(2,031)	30,191	21,272	(1,332)	19,940

Total costs and expenses	48,326	(2,890)	45,436	32,648	(1,866)	30,782

Income (loss) from operations	(159)	2,890	2,731	(3,924)	1,866	(2,058)

Interest and other income and expense, net	691	—	691	482	—	482

Net income (loss)	$532	2,890	$3,422	$(3,442)	1,866	$(1,576)

Net income (loss) per common share:
Basic	$0.02	$0.12	$0.14	$(0.15)	$0.08	$(0.07)

Diluted	$0.02	$0.11	$0.13	$(0.15)	$0.08	$(0.07)

Weighted-average number of shares used in per common share calculations:
Basic	24,847		24,847	22,711		22,711

Diluted	25,807		25,807	22,711		22,711

	Six Months Ended June 30, 2006			Six Months Ended June 30, 2005
	GAAP	Adjustments [1]	Non-GAAP	GAAP	Adjustments [1]	Non-GAAP
Revenue:
Product	$92,534	$—	$92,534	$50,202	$—	$50,202
Research collaboration	2,280	—	2,280	—	—	—

Net revenue	94,814	—	94,814	50,202	—	50,202

Costs and expenses:
Product	21,735	(644)	21,091	17,754	(299)	17,455
Research collaboration	1,828	—	1,828	—	—	—
Research and development	8,909	(1,074)	7,835	4,922	(727)	4,195
Selling, general and administrative	77,738	(15,965)	61,773	38,392	(2,616)	35,776

Total costs and expenses	110,210	(17,683)	92,527	61,068	(3,642)	57,426

Income (loss) from operations	(15,396)	17,683	2,287	(10,866)	3,642	(7,224)

Interest and other income and expense, net	1,290	—	1,290	901	—	901

Net income (loss)	$(14,106)	17,683	$3,577	$(9,965)	3,642	$(6,323)

Net income (loss) per common share:
Basic	$(0.57)	$0.72	$0.15	$(0.44)	$0.16	$(0.28)

Diluted	$(0.57)	$0.71	$0.14	$(0.44)	$0.16	$(0.28)

Weighted-average number of shares used in per common share calculations:
Basic	24,581		24,581	22,527		22,527

Diluted	24,581		25,798	22,527		22,527

(1)	Adjustments consist of stock-based compensation. The company believes that the non-GAAP presentation to exclude stock-based compensation is relevant and useful information that will be widely used by analysts, investors, and other interested parties in the medical device industry. Accordingly, the company is disclosing this information to permit additional analysis of the company’s performance.